Exhibit 99.1

Scripps appoints Combs to be CFO when ION acquisition is complete

Dec.18, 2020

CINCINNATI - The E.W. Scripps Company (NASDAQ: SSP) has appointed Jason Combs, Scripps’ vice president of financial planning and analysis, as its next chief financial officer, after a nationwide search. The appointment will be effective upon the close of Scripps’ acquisition of ION Media.

Combs, 44, will replace Lisa Knutson, who will lead the newly combined businesses of ION Media, the five Katz networks and Newsy.

As head of Scripps’ financial planning and analysis, Combs has led the enterprise budget and forecast process, is deeply involved in enterprise-wide strategic planning and manages the finance team supporting the businesses. He has played a key role advising senior leaders in all activities related to quarterly earnings, investor messaging and key investment discussions.

Prior to joining Scripps and assuming that role in 2015, Combs spent 14 years at Convergys Corp. in a variety of roles, including corporate finance and treasury. He played a key finance role on several significant acquisitions, acted as the lead finance resource for one of the company’s divisions and oversaw a major redesign of the corporate management structure.

Combs holds both bachelor’s and master’s degrees from Xavier University in Cincinnati. He serves on the board of the Corporation for Findlay Market and the St. Vincent DePaul Pharmacy Board.

“Jason has been a strategic contributor to our management team since joining the company just after our double-spin, double-merge transaction with Journal Communications,” said Scripps President and CEO Adam Symson. “He has been a strong partner to Lisa in financial and strategic planning and a key player in our M&A activity. His deep career in public company finance will serve Scripps well as we focus on realizing the financial and business benefits of our integration of ION, move quickly to pay down our debt and plan for our next phase of growth.”

About Scripps
The E.W. Scripps Company (NASDAQ: SSP) is one of the nation’s leading media companies, focused on creating a better-informed world through a portfolio of news, information and entertainment brands. Scripps will become the nation’s largest television broadcaster, reaching 73% of U.S. television households through 108 stations in 76 markets, pending regulatory approval of its acquisition of ION Media. Committed to serving local audiences through objective journalism, Scripps operates 60 local TV stations in 42 markets. It is creating a national TV networks business that will include ION Media’s entertainment programming, Newsy’s straightforward headline and documentary news content and the five popular Katz broadcast networks including Bounce and Court TV. Scripps runs an award-winning investigative reporting newsroom in Washington, D.C., and is the longtime steward of the Scripps National Spelling Bee. Founded in 1878, Scripps has held for decades to the motto, “Give light and the people will find their own way.”

Investor Contact:
Carolyn Micheli, The E.W. Scripps Company, 513-977-3732, carolyn.micheli@scripps.com

Media contact:
Kari Wethington, The E.W. Scripps Company, 513-977-3763, Kari.wethington@scripps.com